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                                                                   Exhibit 12.1

                HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
        STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands except ratio)

                                                                                  Three Months
                                                 Year Ended December 31,              Ended      Year Ended
                                       -----------------------------------------   December 31,  September 30,
                                         2000       1999       1998       1997         1996          1996
                                       --------   --------   --------   --------   -----------   ------------
EARNINGS:
  Income (loss) from continuing
    operations before income taxes     $ 68,591   $ 57,989   $ 44,624   $ 31,389     $  2,164      $(29,092)
  Fixed charges                           2,481      3,054      3,292      4,863        2,965        11,793
                                       --------   --------   --------   --------     --------      --------
  Earnings as adjusted (A)             $ 71,072   $ 61,043   $ 47,916   $ 36,252     $  5,129      $(17,299)
                                       ========   ========   ========   ========     ========      ========

FIXED CHARGES:
  Interest expense                     $    819   $  1,607   $  2,046   $  3,947     $  2,867      $ 11,241
  Interest portion of rental
   expense (1)                            1,662      1,447      1,246        916           98           552
                                       --------   --------   --------   --------     --------      --------
Total fixed charges (B)                $  2,481   $  3,054   $  3,292   $  4,863     $  2,965      $ 11,793
                                       ========   ========   ========   ========     ========      ========

Ratio of earnings to fixed charges
  (A) divided by (B)                       28.6       20.0       14.6        7.5          1.7             -
Deficiency of earnings to cover
  fixed charges (B) minus (A)          $      -   $      -   $      -   $      -     $      -      $ 29,092

(1) Management of the Company believes one-third of rent expense is representative of the interest component of rent expense.